                         MORRISON & FOERSTER LLP
                        San Francisco, California

                            November 29, 1999

NBC Internet, Inc.
300 Montgomery Street, Suite 300
San Francisco, California 94104

Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 executed by you on November 29, 1999, and to be filed with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 13,500,000 shares of your Class A common stock, $.0001 par value (the "Common Stock") which will be issuable under your 1999 Stock Incentive Plan (the "Plan").

As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plan and authorization of the issuance of 13,500,000 shares of Common Stock under the Plan (the "Plan Shares"), and such documents as we have deemed necessary to render this opinion.

Based upon the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable shares of Common Stock.

We consent to the use of this opinion as an exhibit to the Registration
Statement.

                                       Very truly yours,

                                       /S/ MORRISON & FOERSTER LLP